UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of report (Date of earliest event reported): December 26, 2012

MOBILE MINI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101 Tempe, Arizona		85283
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 894-6311

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Mobile Mini, Inc. (the “Company”) has appointed Board members Frederick G. McNamee, III and Lawrence Trachtenberg as Interim Co-Chief Executive Officers (CEOs) of the Company effective December 23, 2012, which is the effective date of Steven G. Bunger’s departure from the Company. Messrs. McNamee and Trachtenberg will serve in such positions until the Company completes the process of hiring a permanent CEO.

In their roles as Interim Co-CEOs, Messrs. McNamee and Trachtenberg will each receive a weekly cash retainer of $6,250.

Frederick G. McNamee, III, age 55, has served as a director of the Board since June 2008 and is the chairman of the Company’s Nominating and Corporate Governance Committee. He has been a principal of Quadrus Consulting, a consulting practice primarily focused in the manufacturing operations and strategic planning domains, since 2000. From 1994 to 1998, he served as the Chairman, President and Chief Executive Officer of Continental Circuits Corporation, which manufactured complex, multi-layer circuit Boards used in electronic equipment intended for the computer, communications, instrumentation and industrial controls industries. Following the acquisition of Continental Circuits by Hadco Corporation in 1998, he served as Hadco’s interim chief technology officer and senior vice president in charge of operations in Malaysia and Phoenix.

Lawrence Trachtenberg, age 56, has served as a director of the Board since 1995. He previously served as the Company’s Executive Vice President, Chief Financial Officer, General Counsel, Secretary and Treasurer. He retired from the General Counsel and Secretary positions in June 2008 and the Chief Financial Officer and Treasurer positions in November 2008. He retired from being an Executive Vice President on December 31, 2008 and continued to serve the Company thereafter as a non-officer employee until February 28, 2012.

As previously announced on October 2, 2012, the Company’s lead independent director, Michael Watts, will assume the role of Chairman of the Board effective as of the date of Mr. Bunger’s departure. Mr. Watts has been a member of the Company’s Board since 2002 and its lead director since 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 26, 2012

MOBILE MINI, INC.

By:	/s/ Christopher J. Miner
Name: Christopher J. Miner
Title: Senior Vice President and General Counsel